Exhibit (h)(vii) under Form N-1A
                                               Exhibit 10 under Item 601/Reg S-K



                       AMENDMENT NO 1. TO TRANSFER AGENCY

                             AND SERVICES AGREEMENT



THIS AMENDMENT is made as of the 25th day of August, 2003, between Regions Morgan Keegan Select Funds, a Massachusetts business trust (the "Fund") and Morgan Keegan & Company, Inc. ("Morgan Keegan"), a Tennessee corporation. The parties hereby amend their Transfer Agency and Services Agreement dated as of November 11, 2002 ("Agreement"), as set forth below.

WHEREAS, the USA PATRIOT Act and the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (together, the "BSA"), require the Fund to develop and implement an anti-money laundering program; and

WHEREAS, the Fund has adopted the anti-money laundering program ("AML Program") set forth in Schedule 1 hereto, as it may be amended from time to time; and

WHEREAS, the regulations under the BSA permit a mutual fund to contractually delegate the implementation of a fund's anti-money laundering program to a service provider; pursuant to that authority, the Fund wishes to delegate the implementation of certain aspects of its AML Program to Morgan Keegan; and

WHEREAS, Morgan Keegan is willing to perform such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.   Effectiveness   of  Agreement.   This  Agreement  shall  become   effective
     immediately as of the date first written above.

2. Delegation. The Fund hereby delegates to Morgan Keegan, and Morgan Keegan hereby accepts, implementation of certain aspects of the Fund's AML Program, as further set out in the AML Program, including provisions, as defined therein, relating to: (i) Customer Identification Program and Risk Assessment; (ii) Suspicious Activity Monitoring and Reporting; (iii) Record Keeping; and (iv) Training of Morgan Keegan Personnel. Morgan Keegan further agrees to cooperate with the Fund's Anti-Money Laundering Compliance Officer with respect to Morgan Keegan's performance of its responsibilities under this Agreement.

3. Representation and Warranties by Morgan Keegan. Morgan Keegan hereby represents and warrants that:

     a. Morgan Keegan has received a copy of the Fund's AML Program and undertakes to perform all delegated responsibilities thereunder;

     b. Morgan Keegan has adopted and will maintain a written anti-money laundering program that includes policies and procedures that enable it to perform its responsibilities under this Agreement;

     c. Morgan Keegan has provided a copy of its anti-money laundering program to the Fund; and

     d. Morgan Keegan will pre-clear any material amendment to its anti-money laundering program with the Fund and will notify the Fund promptly of all amendments to its program.

4. Representation and Warranties by the Fund. The Fund hereby represents and warrants that:

     a. The Fund will promptly provide Morgan Keegan any amendment(s) to the Fund's AML Program, which will be subject to the terms of this Agreement upon delivery to Morgan Keegan.

5. Reports. Morgan Keegan will provide a copy of the results of any audits, or of any exam carried out by federal examiners, with respect to its anti-money laundering program to the Fund.

6. Consent to Examination. Morgan Keegan hereby consents to: (i) provide to federal examiners information and records relating to the Fund's AML Program maintained by Morgan Keegan upon request by federal examiners or the Fund; and (ii) the inspection of Morgan Keegan by federal examiners for purposes of the Fund's AML Program.

7. Waiver. No waiver of any provision of this Agreement shall be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement and shall not constitute a permanent or future waiver of such provision.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



MORGAN KEEGAN                       MORGAN KEEGAN

& COMPANY, INC.                     SELECT FUND, INC.



By:  /s/ Charles D. Maxwell         By:  /s/ Charles D. Maxwell

Name:  Charles D. Maxwell           Name:  Charles D. Maxwell

Title:  Managing Director           Title:  Secretary